Exhibit 10.16

Execution Version

PARTICIPATION AGREEMENT
JDZ Block 3

This Participation Agreement ("Agreement") made and entered into this 16th day of February, 2006 by and between

ERHC Energy, Inc., a corporation organized and existing under the laws of the State of Colorado, U.S.A. (hereinafter referred to as "ERHC"), and

Addax Petroleum Resources Nigeria Limited, a company incorporated in the Federal Republic of Nigeria (hereinafter referred to as "Addax"); and Addax Petroleum Corporation, a company incorporated in Canada, (hereinafter referred to as "Parent").

Each of ERHC and Addax is individually a "Party" and they arc collectively the "Parties" to this Agreement.

WITNESSETH:

WHEREAS, ERHC holds rights under certain agreements between itself, the Government of São Tomé c Príncipe and the Joint Development Authority (the "JDA") of the Nigeria-São Tomé e Príncipe Joint Development Zone (the "JDZ"), to wit:

•	The Memorandum of Agreement between the Democratic Republic of São Tomé e Príncipe and ERHC dated May 21, 2001; and

•	Option Agreement between the Democratic Republic of São Tomé e Príncipe and ERHC dated April 2, 2003; and

•	Administration Agreement between the JDA and ERHC dated April 7, 2003 (collectively hereinafter referred to as the "Option Agreements"); and

WHEREAS, the Option Agreements allow ERHC to elect to acquire from the JDA participating interests in certain Blocks within the JDZ; and

WHEREAS, the Parties acknowledge that under the terms of the Option Agreements ERHC has elected to acquire and was awarded a Participating Interest of twenty percent (20%) in Block 3, subject to the terms of a Production Sharing Contract that will be negotiated between the JDA and all of the non-Government acquiring parties to Block 3 ("PSC") ("Option interest"); and

WHEREAS, The Parties acknowledge that Pioneer/Devon/ERHC submitted a bid and was awarded a five (5%) participating interest in Block 3, subject to the terms of a PSC that will be negotiated between all of the acquiring parties to Block 3 ("Bid Interest"); and

WHEREAS, Devon withdrew from the Devon/Pioneer/ERHC consortium as of 22 June 2005 and Pioneer has withdrawn from the Pioneer/ERHC consortium and from further participation in the negotiation of the Block 3 PSC as of 31 January 2006 and therefore ERHC owns all of the rights to the Bid Interest; and

Execution Version

WHEREAS, Addax desires to acquire from ERHC a portion of the Option Interest and a portion of the Bid Interest for the consideration and upon the terms and conditions contained herein; and

WHEREAS, ERHC desires to assign, transfer, or otherwise convey such rights owned by ERHC that will enable Addax to acquire a fifteen percent (15%) total Participating Interest and Addax agrees to accept such rights for the consideration and upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Definitions

"Affiliate" means a legal entity which controls, or is controlled by, or which is controlled by an entity which controls, a Party. For the purposes of this definition, control means the ownership directly or indirectly of more than fifty percent (50%) of the voting rights in a legal entity. "Controls," "controlled by" and other derivatives shall be construed accordingly.

"Assigned Interest" means fifteen percent (15%) Participating Interest assigned to Addax in accordance with the Agreement.

"Assignment" means (i) the transfer, conveyance or assignment of the Assigned Interest from ERHC to Addax (occurring simultaneously with or after the execution of a PSC) by written document approved by the relevant Government authorities and/or (ii) the acquisition by Addax of the Assigned Interest by its execution of a PSC covering Block 3.

"Bid Interest" has the meaning ascribed to it in the Recitals.

"Mock 3" means that geographical area designated as Block 3 of the JDZ designated by the coordinates promulgated by the JDA in accordance with the 2004 JDZ Licensing Round.

"Carried Costs " has the meaning ascribed to it in Section 3(c).

"Contractor" means the combination of all non-Government parties to the PSC for Block 3.

"Cost Oil" means the quantity of crude oil allocated to the Contractor in accordance with the terms of the PSC for the recovery of allowable Costs by Contractor.

"Costs" means the costs and obligations incurred by the Parties to perform Petroleum Operations and described in the PSC as "Operating Costs".

Execution Version

"Earning Period" means the period beginning on the Effective Date and ending on the date that Addax has recovered one hundred percent (100%) of the Carried Costs as provided in Sections 3(c), 3(g), 3(h) and 3(i) hereof.

"Effective Date" means the date first above written.

"Government" means any nation or any political subdivision of such nation, including the JDA, and any department, court, commission, board, bureau, ministry, agency, or other instrumentality of such a nation or political subdivision, that exercises or is entitled to exercise administrative, executive, judicial, legislative, police, regulatory or taxing authority.

"Joint Development Authority" or "JDA" means the Joint Development Authority established by Part Three of the Treaty.

"Joint Development Zone" or "JDZ" means, subject to Article 5 and Article 31 (paragraph 5) of the Treaty, the area of seabed and subsoil, together with the superjacent waters, established as a joint development zone under Article 2 of the Treaty.

"Joint Operating Agreement" or "JOA " means the Joint Operating Agreement to be entered into between all of the non-governmental parties in respect of Block 3 no later than the Transfer Date. Such JOA will be based on the 1995 AIPN Model Form International Operating Agreement and the AIPN 2000 Model Form Accounting Procedure.

"Operator" means the operator appointed in accordance with the terms of the PSC.

"Option Interest" has the meaning ascribed to it in the Recitals.

"Petroleum Operations" means all operations conducted in accordance with the PSC for the purposes of exploring for, developing, exploiting and producing crude oil and/or natural gas from Block 3.

"Participating Interest" means as to any party to the PSC, the undivided interest of such party expressed as a percentage of the total interest of all parties in the rights and obligations derived from the PSC.

"Petroleum Regulations" means the Petroleum Regulations 2003 enacted by the JDA, including any amendments thereto.

"Profit Oil" has the meaning ascribed to it in the PSC.

"PSC" has the meaning ascribed to it in the Recitals.

"Retained Interest" means ten percent (10%) total Participating Interest retained by ERHC after giving effect to the Assignment.

"Transfer Date" means the date that the PSC is executed.

"Treaty" means the Treaty signed on 21 February 2001 by the government of Nigeria and the government of São Tomé e Príncipe in respect of the joint development of petroleum and other resources in the areas of the Exclusive Economic Zones of the two countries.

Execution Version

"Work Program" means the Petroleum Operations committed to be carried out by Contractor in Block 3 in accordance with the PSC.

2.	Assignment

ERHC agrees to use its reasonable efforts to cause Addax to acquire the Assigned Interest by direct execution of the PSC. However, in the event Addax does not execute the PSC directly, then subject to the satisfaction or waiver of the conditions precedent contained in Section 2(b) hereof, ERHC hereby agrees to grant, convey, assign and transfer, effective as of the Transfer Date, and no later than ten (10) days alter the satisfaction of the conditions precedent contained in Section 2(b) (or waiver by the affected Party), the Assigned Interest.

(b)	Conditions Precedent

Notwithstanding anything provided herein to the contrary, ERHC's obligation to convey and Addax's obligation to accept, the Assigned Interest as provided above in Section 2(a), is subject to the occurrence of each of the following conditions precedent:

(i)
A PSC covering Block 3 is executed by the JDA, Addax and ERHC, or if Addax is not a signatory to the PSC, then the date on which the relevant Government authorities have approved the transfer of the Assigned Interest to Addax;

(ii)	The Representations and Warranties of Addax and Parent contained in Section 5 hereof are true as of the Effective Date and the Transfer Date; and

(iii)	The JOA is signed by all of the parties to the PSC on or prior to the Transfer Date.

If an Assignment is not made because the conditions precedent are not fulfilled (or waived by the affected Party) within two years after the Effective Date, then the Parties may elect to extend the Agreement for mutually agreeable periods or, a Party by written notice to the other Party, may terminate this Agreement (and any financial obligations associated therewith) in which case neither Party shall have any further obligations to the other Party.

3.	Addax's Obligations

Upon the acquisition of the Assigned Interest by Addax and with effect from the Transfer Date, Addax shall be obligated to pay all Costs and other obligations attributable to the Assigned Interest in accordance with the PSC, the JOA and any other applicable agreements.

Execution Version

to Addax (but specifically excluding income taxes owed by ERHC as provided in Section 6 hereof) and Addax agrees to indemnify and hold ERHC harmless from any such taxes, fees or other costs relating to the Assignment.

(c)
In addition to the obligations contained in Sections 3(a) and 3(b), Addax agrees to pay, on behalf of ERHC, ERHC's share of all (i) Costs and (ii) other costs and obligations that are chargeable to the Joint Account under the JOA whether subject to cost recovery under the PSC or not, attributable to the Retained Interest during the Earning Period (the "Carried Costs").

(d)	Addax agrees to pay any signature bonus payable in respect of the Assigned Interest and the Retained Interest.

(e)
Addax shall also be obligated to furnish all financial guarantees required by the PSC, the JOA or other laws and regulations of the JDZ and JDA in respect of the Assigned Interest and the Retained Interest, and shall continue to maintain such guarantees in place during the Earning Period.

(f)
In the event ERHC is required to obtain a licensing agreement with PGS for its seismic data set ("Licensed Data"), ERHC will be responsible for obtaining a separate licensing agreement for the Licensed Data, and Addax will reimburse ERHC for one hundred percent (100%) of the costs associated with said licensing agreement and all of such costs will be deemed Carried Costs incurred by Addax pursuant to Section 3(c).

(g)
Addax shall be entitled to receive up to one hundred percent (100%) of the allocation of Cost Oil attributable to Costs properly allocable to Cost Oil under the PSC until it has recovered all of the Carried Costs recoverable under the PSC that are attributable to the Retained Interest ("Cost Recovery").

(h)
In addition, Addax shall be entitled to receive an additional amount up to fifty percent (50%) of the allocation of Profit Oil attributable to the Retained Interest until it has recovered all of the Carried Costs that are not recoverable under the PSC, but are incurred as Joint Account costs under the JOA (specifically excluding any amounts incurred by Addax pursuant to Sections 3(d) and 4(a) hereof) ("Cost Recovery").

(i)
Addax accepts the terms and conditions set by the JDA for the awards of Block 3 and specifically acknowledges and agrees to pay the signature bonus and fulfill the minimum work program attributable to the Assigned Interest and the Retained Interest.

(j)
Addax may not withdraw from the PSC after the Assignment prior to the completion of the Work Program for Phase I of the Exploration Period of the PSC ("Phase 1"). However, after the completion of the Work Program for Phase I nothing contained in this Section 3 shall prevent Addax from relinquishing its Participating Interest and withdrawing from the PSC in its sole discretion in accordance with the terms of the PSC and the JOA. The Parties agree to support the position in the JOA that if Addax elects to relinquish its Participating Interest and withdraw entirely from the PSC and the JOA after the completion of the Work Program for Phase I, any preemption rights, preferential purchase rights, or similar provisions shall not apply to Addax's interest and Addax will convey back to ERHC, free of all costs and encumbrances, the Assigned Interest and all Addax obligations provided in this Agreement shall terminate (except for obligations incurred prior to the withdrawal) and neither Party shall have any further obligations to the other Party.

Execution Version

Program for Phase I, any preemption rights, preferential purchase rights, or similar provisions shall not apply to Addax's interest and Addax will convey back to ERHC, free of all costs and encumbrances, the Assigned Interest and all Addax obligations provided in this Agreement shall terminate (except for obligations incurred prior to the withdrawal) and neither Party shall have any further obligations to the other Party.

4.	Undertakings of the Parties

Addax shall pay to ERHC by wire transfer of readily available funds, (i) no later than ten (10) days after the execution of this Agreement, the sum of Five Hundred Thousand US dollars (US$ 500,000), and (ii) no later than ten (10) days after the execution of the PSC in respect of Block 3 or the acquisition of the Assigned Interest by Addax, whichever is later, the sum of Seven Million US dollars (US$7,000,000).

(b)
ERHC and Addax shall both participate in the negotiation of the PSC and Addax, in consultation with ERHC, shall act as the lead negotiator for the Parties during such negotiation. Addax shall appoint negotiators mutually acceptable to ERHC who shall be authorized to participate in the PSC negotiations with ERHC and on behalf of Addax. Both Parties shall be advised of upcoming meetings with the JDA and consult regarding strategy, contract terms and conditions, and the progress of negotiations. Each of such Parties shall be entitled to be present at and participate in all negotiations with the JDA, if possible.

(c)	Neither Party shall have the right to bind the other Party without such Party's prior written approval.

(d)	Notwithstanding anything to the contrary contained herein, each Party shall bear its own costs related to the negotiation and execution of this Agreement, the PSC and the JOA.

(e)
Except as provided in the next sentence, if Addax terminates this Agreement for any reason prior to the Transfer Date, and subsequently acquires an interest in Block 3, it shall immediately notify ERHC, and upon request, execute such documentation as is necessary to vest ERHC with an interest consistent with the terms and conditions of this Agreement. However, if the JDA withdraws all awards in respect of Block 3 and places Block 3 in a subsequent bid round, then the Parties shall use reasonable endeavors to execute a mutually acceptable bidding agreement (using the AIPN Bidding Agreement Form as a model) and submit a joint bid for Block 3. If the bid is successful, this Agreement shall then apply to bid interest awarded to the Parties. If the bid is not successful and neither ERHC or Addax is awarded an interest in Block 3, then either Party may acquire an interest in Block 3 from one or more of the successful bidders without any further obligations to the other Party.

(f)	During the Earning Period ERHC shall vote its the Participating Interest in all matters requiring a vote of the Parties under the JOA as directed by Addax.

Execution Version

5.	Representation and Warranties

(a)	ERHC hereby represents and warrants that as of the Effective Date:

(i)	It is a corporation duly formed and currently existing in good standing under the laws of the State of Colorado, U.S.A. and that it has full power and authority to execute and deliver this Agreement;

(ii)
The execution and delivery of this Agreement has been authorized by sufficient corporate action and that the person executing on behalf of ERHC has all necessary corporate power and authority to execute the Agreement and the other agreements contemplated by this Agreement;

(iii)
Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will be or was in conflict with or result in the breach of any provision of, or constitute a default under the Option Agreements, any judgment, decree, law, regulation, ordinance or other governmental order applicable to ERHC or the interests to be assigned hereunder;

(iv)
It has not received any notice of default and is not, to the best of its knowledge, in default under any order, writ, injunction or decree of any court, or any agreement or obligation, to which it is a party or by which it is bound or to which it may be subject, affecting Block 3 or ERHC's right to enter into this Agreement or the Assignment or to carry out the transactions contemplated herein;

(v)
It has not gone into liquidation, made an assignment for the benefit of creditors, declared itself or been declared bankrupt or insolvent by a competent court or had a receiver appointed in respect of the whole or any part of its assets and has no plans to do so;

(vi)
The Assigned Interests are not subject to any material adverse contractual obligations or to any net profits interests, overriding royalty interests, production payments or any mortgages, pledges, liens, burdens or other encumbrances whether created by ERHC or otherwise, and there is no agreement to create the same;

(vii)
ERHC owns the rights granted under the Option Interest and such rights have not been revoked or terminated, nor, to ERHC's knowledge, has there been any claims by any Government authority to terminate such rights;

(viii)	As of the Transfer Date, ERHC shall have the authority to assign the Assigned Interest to Addax, but only as permitted and authorized by the JDA and any other appropriate governmental authorities;

(ix)
To ERHC's knowledge, ERHC has furnished to Addax correct copies of all documents in its possession that are relevant to the Assigned Interest except for documents that cannot be disclosed to Addax because of existing confidentiality agreements; and

Execution Version

(x)
There are no claims, actions, suits, audits, demands, arbitrations, mediations, formal investigations, or proceedings ("Actions") pending, or to ERHC's knowledge, threatened, before any Governmental authority, mediator or arbitrator with respect to the Block 3 or Actions pending, or, to ERHC's knowledge, threatened, before any Governmental authority, mediator or arbitrator against ERHC that will impair ERHC's ability to perform its respective obligations under this Agreement and the documents required to be executed and delivered by ERHC.

(b)	Addax hereby represents and warrants that as of the Effective Date:

(i)	It is a corporation that has been duly formed and currently exists in good standing under the laws of Nigeria and that it has full power and authority to execute this Agreement;

(ii)
The execution and delivery of this Agreement has been authorized by sufficient corporate action and the person executing on behalf of Addax has all necessary corporate power and authority to execute and accept the Agreement;

(iii)	The Parent will execute this Agreement solely for the purpose of asserting that Addax or Parent will satisfy all of Addax's obligations hereunder;

(iv)
It has not gone into liquidation, made an assignment for the benefit of creditors, declared itself or been declared bankrupt or insolvent by a competent court or had a receiver appointed in respect of the whole or any part of its assets and has no plans to do so;

(v)
Neither the execution of this Agreement or the relevant Assignment nor the consummation of the transactions contemplated herein will be, or was, in conflict with or result in the breach of any provision of or constitute a default under, any judgment, decree, law, regulation, ordinance or other governmental order applicable to Addax or the Assigned Interest;

(vi)
It has not received any notice of default and is not, to the best of its knowledge, in default under any order, writ, injunction or decree of any court, or any agreement or obligation, to which it is a party or by which it is bound or to which it may be subject, affecting Block 3 or its right to enter into this Agreement or the Assignment or to carry out the transactions contemplated herein; and

(vii)
There are no claims, actions, suits, audits, demands, arbitrations, mediations, formal investigations, or proceedings ("Actions") pending, or to Addax's knowledge, threatened, before any Governmental authority, mediator or arbitrator with respect to the Block 3 or Actions pending or, to Addax's knowledge, threatened, before any Governmental authority, mediator or arbitrator against Addax that will impair Addax's ability to perform its respective obligations under this Agreement and the documents required to be executed and delivered by Addax.

Execution Version

(c)	Mutual Representations and Warranties

(i)
Each Party warrants that it and its Affiliates and any of their respective directors, officers, employees or agents acting on behalf of such Party have not made, offered, or authorized and will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of the United States of America, Nigeria, São Tomé e Príncipe or the JDA (ii) the laws of the country of incorporation of such Party or such Party's ultimate parent company and of the principal place of business of such ultimate parent company;  or (iii) the principles described   in the  Convention on Combating   Bribery   of  Foreign   Public   Officials   in   International Business Transactions, signed in Paris on December 17, 1997, which entered   into   force  on   February   15,   1999,   and the  Convention's Commentaries.  Each Party shall in good time (i) respond in reasonable detail to any notice from any other Party reasonably connected with the above-stated warranty; and (ii) furnish applicable documentary support for such response upon request from such other Party.    Each Party agrees to (i) maintain adequate internal controls; (ii) properly record and report all transactions; and (iii) comply with the laws applicable to it.    Each Party must rely on the other Parties' system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other data regarding the joint operations undertaken under this Agreement.  No Party is in any way authorized to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction,   or which would put such Party in violation of its obligations under the laws applicable to the operations under this Agreement.

(ii)	The execution of this Agreement by one of the Parties shall not trigger any liability or obligation as to any other Party other than those contained in this Agreement.

(iii)
All representations and warranties made under this Article 5 shall be deemed repeated and valid, true and correct as of the Transfer Date, and each Party agrees to inform the other Party of any material changes to the facts in the representations and warranties prior to the Transfer Date.

Execution Version

(d)	Indemnities

Each Party shall defend, indemnify and hold the other Parties harmless from any arid all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by such Party in respect of the warranties made in Section 5(c)(i) hereof. Such indemnity obligation shall survive termination or expiration of this Agreement.

From and after the Transfer Date for the period specified in Section 5(d)(iv), ERHC agrees to indemnify and hold Addax and Parent harmless from and against any claims, causes of action, losses, damages, or liabilities of any kind or character ("Damages"):

(1)	that arise out of the breach by ERHC occurring prior to the Transfer Date of any of its warranties, representations and covenants under this Agreement; and

(2)
that arise in connection with (x) the Assigned Interest or any operations that are attributable to the period of time prior to the Transfer Date and (y) the Retained Interest or any operations relating thereto that are attributable to the period of time after the Transfer Date, even if such damages are caused in whole or in part by the negligence, whether sole, joint or concurrent, strict liability, or other legal fault of Addax.

From and after the Transfer Date for the period specified in Section 5(d)(iv), Addax agrees to indemnify and hold ERHC harmless from and against any Damages

(1)	that arise out of the breach by Addax occurring prior to the Transfer Date of any of its warranties, representations and covenants under this Agreement; and

(2)
that arise in connection with the Assigned Interest or any operations relating thereto that are attributable to the period of time after the Transfer Date even if such damages are caused in whole or in part by the negligence, whether sole, joint or concurrent, strict liability, or other legal fault of ERHC.

Except as otherwise provided in Section 5(d)(i), from and after the Transfer Date, this Section 5(d) contains the Parties' exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties that occur prior to the Transfer Date. Except as otherwise provided in Section 5(c)(i), any claim for indemnity hereunder must be made prior to the expiration of two (2) years from the Transfer Date.

Execution Version

(v)
Between the Effective Date and the Transfer Date, in the event of a breach by either Party of any of the representations, warranties, covenants, and agreements contained herein, that cannot be cured to the satisfaction of the non-breaching Party within a reasonable period not to exceed ninety (90) days, the non-breaching Party has the additional remedy of terminating this Agreement at its sole discretion (and any financial obligations associated therewith) in which case neither Party shall have any further obligations to the other Party.

(vi)
The indemnity to which each Party is entitled under this Section 5 shall be for the benefit of and extend to such Party's present and former Affiliates, and its and their respective directors, officers, employees, and agents. Any claim for indemnity under this Section 5 by any such Affiliate, director, officer, employee, or agent must be brought and administered by the applicable Party to this Agreement.

Disclaimer of Other Representations and Warranties.

Except for the representation and warranties provided in this section, ERHC and Addax make no, and disclaim any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, without limitation, the accuracy or completeness of any data, reports, records, projections, information or materials now, heretofore, or hereafter furnished or made available to ERHC and Addax in connection with this Agreement.

6.	Tax

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of such Party and the satisfaction of such Party's share of all obligations under the PSC and under this Agreement. Each Party shall protect, defend and indemnify the other Party from any and all loss, cost or liability arising from the indemnifying Party's failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the JDA tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the laws, regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. Operator shall provide each Party, in a timely manner and at such Party's sole expense, with such information with respect to joint operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

If interpretation or enforcement of the PSC by the Government imposes joint and several liability on the Parties for any levy, charge or tax, the Parties agree to cross indemnify each other to the extent that such levy, charge or tax is owed by one Party individually.

Execution Version

(c)	United States Tax Election.

If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership, each Party elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A" of the United States Internal Revenue Code of 1986, as amended (the "Code"), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code. Operator, if it is a U.S. Party, is authorized and directed to execute and file for each Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy thereof to each U.S. Party. However, if Operator is not a U.S. Party, the Party who holds the greatest Participating Interest among the U.S. Parties shall fulfill the obligations of Operator under this Section. Should there be any requirement that any Party give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

No Party shall give any notice or take any other action inconsistent with the foregoing election. If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter "K", Chapter 1, Subtitle "A" of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted Operator (or each U.S. Party if required for such purpose) shall make such election as may be permitted or required by such laws and each Non-U.S. Party shall join therein to the least extent necessary to permit such election to be effectively made. In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

Unless approved by every non-U.S. Party, no activity shall be conducted under this Agreement that would cause any non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations or to be subject to any U.S. tax reporting or payment obligations that it would not otherwise be subject to.

7.	Notices

All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by mail, courier service or by facsimile and properly addressed to the other Party. Verbal and email communication does not constitute notice for purposes of this Agreement, and telephone numbers for the Parties are listed below as a matter of convenience only. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. "Received" for purposes of this Article shall mean actual delivery of the notice to the address of the Party specified hereunder.

Execution Version

Addresses	Names of Representatives

ERHC Energy, Inc	Walter Brandhuber
5444 Westheimer, Suite 1570	President & CEO
Houston, TX 77056
Phone: 1-713-626-4700
Facsimile: 1-713-626-4704

Addax Petroleum Resources Nigeria Limited	Managing Director
No. 10 Bishop Aboyade Cole Street
Victoria Island, Lagos
Nigeria

Phone: 234 (1) 461 2400
Fax: 234 (1) 262 1915

8.	Governing Law; Dispute Resolution

(a)	Governing Law

The substantive law of England and Wales, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of disputes between or among Parties.

(b)	Dispute Resolution

(i)
The Parties agree, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including, without limitation, any dispute as to the construction, validity, interpretation, enforceability, or breach of this Agreement, or of any guaranty issued pursuant to or in connection with this Agreement, that cannot be settled through good-faith discussions between the senior management of the Parties shall be exclusively and finally settled by arbitration in accordance with this Section 8.

(ii)	Any Party may submit such a dispute, controversy, or claim to arbitration by notice to the other Party and the administrator for the London Court of International Arbitration ("LCIA").

(iii)
The arbitration proceedings shall be conducted in London, England in the English language in accordance with the Rules of the LCIA as in effect on the date of this Agreement ("Rules"). The applicable authorities in respect to  procedural   matters,   in  order  of precedence  for  purposes  of the arbitration, shall be this Agreement, the Rules, and laws of England and Wales.

Execution Version

(iv)	The arbitration shall be heard and determined by three (3) arbitrators.

(v)	Each Party shall appoint an arbitrator of its choice within twenty (20) days of the submission of the notice of arbitration.

(vi)	The Party appointed arbitrators shall in turn appoint a presiding arbitrator for the tribunal within twenty (20) days following the appointment of the second Party appointed arbitrator.

If any Party fails to appoint its Party appointed arbitrator and/or the Party appointed arbitrators cannot reach agreement on a presiding arbitrator for the tribunal within the applicable period, the LC1A shall act as appointing authority to appoint an independent arbitrator with at least ten (10) years (including at least five (5) years experience international) experience in the legal and/or commercial aspects of the petroleum industry.

(viii)
None of the arbitrators shall have been an employee of or consultant to either Party to this Agreement or any of its Affiliates within the five (5) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim.

The arbitrators shall not be bound by the rules of evidence and civil procedure. If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrators may hear and determine the dispute on evidence produced by the Party that does appear. The arbitrators shall be required to give written reasons for their decision.

The award shall be issued in writing within sixty (60) days after the later of the close of the hearing, or the last day for submittal of information or other documents as requested for submittal by the arbitrators.

(xi)	The decision of the majority of the arbitrators shall constitute an award and said award shall be final and binding upon the Parties, and shall be without right of appeal.

The award of the arbitrators shall take the form of an order to pay money damages in US Dollars, shall not include consequential, punitive or other special damages, and shall include interest from the date of dispute until paid.

(xiii)	The fees of the arbitrators and costs incidental to arbitration proceedings, including legal expenses of the Parties, shall be borne in accordance with the award of the arbitrators.

(xiv)
Any arbitration award rendered pursuant to this Agreement shall be enforceable in accordance with the provisions of the 1958 Convention on the Enforcement of Foreign Arbitration Awards of the United Nations to which the United States of America and Nigeria are signatories, and may be entered and confirmed in any court having jurisdiction.

Execution Version

(xv)
Any governmental body, agency, or government-owned entity which is or becomes a Party to this Agreement agrees to waive all sovereign immunity by whatever name or title with respect to disputes, controversies or claims arising out of or in relation to or in connection with this Agreement, including without limitation, the jurisdiction of the arbitration panel, the enforcement and execution of any arbitration decision and award, and the issuance of any attachment or other interim remedy.

(xvi)
Privileges protecting attorney-client communications and attorney work product from compelled disclosure or use in evidence, as recognized by the jurisdiction in which each Party's parent is located, shall apply to and be binding in any arbitration proceeding conducted under this Section 8.

9.	Force Majeure

If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in a commercially reasonable manner but shall not be obligated to settle any labor dispute except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party. The term "Force Majeure" as employed herein shall mean acts of God, acts of public authorities, strikes, lockouts, labor boycotts (including those affecting the applicable Party's suppliers, contractors or transportation carriers), differences with workmen or failure of carriers to transport or furnish facilities for transportation, or other industrial disturbances, acts of the public enemy, war declared or undeclared, blockades, insurrections, riots, arrests, restraints of government and people, civil disturbances, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, explosions, breakage or accident to machinery or lines of pipe, the necessity for making repairs to or allocations of machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failures of wells, the inability to acquire equipment and materials at reasonable cost and after the exercise of reasonable diligence, litigation, arbitration, laws, orders, rules, regulations, requisitions or necessity of any governmental authority (including delays to obtain any necessary governmental approvals or authorizations on terms reasonably acceptable to the applicable Party or caused by the necessity to cooperate with any Government authority), and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the Party claiming suspension and which, by the exercise of due diligence, such Party is unable to prevent or overcome.

Execution Version

10.	Subsequent Transfer of Interest

No Party shall assign or transfer all or any of its rights or obligations hereunder except in accordance with this Agreement and, if applicable, subject to any necessary consents of the JDA under the terms of the PSC and any other relevant regulations. Except as specifically provided herein, any transfer after the effectiveness of the JOA shall be subject to the provisions of the JOA.

Addax may assign or transfer all or any of its rights or obligations hereunder to an Affiliate after sending ERHC advance written notice of its intention to assign such interest, Addax and Parent shall guarantee the performance of the Affiliate's obligations under this Agreement. Addax may assign or transfer all or any of its rights or obligations hereunder to a third party not an Affiliate of Addax that is capable of fully assuming and fulfilling the financial and technical obligations corresponding to the interest being transferred, but such transfer shall not be effective until ERHC has given its written consent (which consent shall not be unreasonably or arbitrarily withheld) and such assignee has executed documentation satisfactory to ERHC assuming all of the obligations of Addax under this Agreement and the JOA with respect to the interest so assigned. Addax agrees that any attempt to assign an interest to a third party that is subject to sanctions by the United States government that would prohibit ERHC from owning it Participating Interest in Block 3 shall be null and void and of no effect.

ERHC may assign or transfer all or any of its rights or obligations hereunder to an Affiliate after sending Addax advance written notice of its intention to assign such interest. ERHC shall guarantee the performance of the Affiliate's obligations under this Agreement. ERHC may assign or transfer all or any of its rights and obligations hereunder to a third party not an Affiliate corresponding to the interest being assigned in accordance with the provisions of the JOA and to any necessary consents of the JDA under the terms of the PSC and any other relevant regulations. No assignment by ERHC to a third party not an Affiliate of ERHC shall be effective until Addax has given its written consent (which consent shall not be unreasonably or arbitrarily withheld) and assignee has executed documentation satisfactory to Addax assuming all of the obligations of ERHC under this Agreement and the JOA with respect to the interest so assigned.

11.	Liability

Notwithstanding any other provisions of this Agreement, in no event shall any Party be liable to the other Party for special, indirect or consequential damages in connection with this Agreement or with respect to any operations related thereto.

If Addax fails to pay any of the amounts due under this Agreement by the applicable due dates, such amounts shall accrue interest at the interest rate provided in the JOA calculated from the due date until the date of payment.

Execution Version

(c)
If Addax fails to pay any of the amounts due under this Agreement (but are not otherwise due and payable under the JOA) by the applicable due dates, and such amount(s) remain unpaid for a period often (10) days, any such amounts shall be deemed to be in default. At any time after a default, ERHC shall have the right to send Addax a written notice stating the amount and cause of such default and Addax shall have no more than fifteen (15) days after receiving such notice to remedy such default or send a written counter-notice to ERHC stating the reasons why Addax disputes such default. If the Parties do not reach agreement on the disposition of the default within thirty (30) days after receipt of either such notice, then either Party may refer the dispute to arbitration in accordance with Section 8 hereof. If the arbitrator determines that Addax is a defaulting Party and docs not cause Addax to cure the default by payment of the amounts due, then ERHC shall be entitled to all remedies that would be available to a non-defaulting party under the JOA, applied mutatis mutandis to this Agreement, as if ERHC and the Addax were the only parties to the JOA.

12.	Confidentiality

The Parties have executed a Confidentiality Agreement dated 6 December 2005 that will remain effective and binding on the Parties for the period provided in the Confidentiality Agreement. The Parties agree that the terms and conditions of this Agreement shall be deemed to be "Confidential Information" as such term is defined in the Confidentiality Agreement. Notwithstanding any other provision of this Agreement, neither Party may disclose the Agreement or any of the terms and conditions of the Agreement to any other entity without the written consent of the other Party during the term of this Agreement and for a period of one year thereafter.

13.	Miscellaneous

(a)	Relationship of Parties.

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or several. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

(b)	Further Assurances.

Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

Execution Version

(c)	Waiver.

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character. Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, thai it does waive, release or modify such right.

(d)	Joint Preparation.

Each provision of this Agreement shall be construed as though ail Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

(e)	Severance of Invalid Provisions.

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

(f)	Modifications.

There shall be no modification of this Agreement except by written consent of all Parties.

(g)	Priority of Agreement.

In the event of any conflict between this Agreement and the JOA, this Agreement shall prevail.

(h)	Interpretation.

i)
Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Section.

ii)	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

iii)	Gender. Reference to any gender includes a reference to all other genders.

iv)	Article. Unless otherwise provided, reference to any Section or Annex means a Section or Annex of the Agreement.

Execution Version

v)	Include. "include" and "including" shall mean to be inclusive without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

(i)	Counterpart Execution.

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, ERHC is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart. For the purposes of this Agreement, execution of the Agreement by facsimile shall be considered as an original signature.

(j)	Public Announcements,

No press release concerning any of the terms hereof or the existence of this Agreement shall be made without the prior written approval of the other Party. Any Party desiring to issue a press release shall provide a written copy of the proposed press release to the other Party and the other Party shall advise the releasing Party of any changes it proposes before the elapse of forty-eight (48) hours from the date such notice is received. If no written response is received within the time specified above, the press release shall be deemed approved Nothing contained in this Section, however, shall be construed to require any Party to obtain approval of the other Party to disclose information with respect to the transaction contemplated by this Agreement to any governmental authority or agency to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction or necessary to comply with disclosure requirements of any applicable securities laws.

(k)	Entirety.

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

(1)	Term

The Agreement shall be deemed effective on the Effective Date, but such effect is subject to the execution of the Agreement by the Parties and confirmation by the Parent that its Management Committee has approved the execution of this Agreement, and shall continue in effect until (i) terminated as provided herein or until (ii) the Parties have fully performed their obligations hereunder, whichever first occurs.

Signature Page follows

Execution Version

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereto have executed this Agreement on the day, month and year first above written.

ERHC Energy, Inc.

By:	/s/ Walter F. Brandhuber
Walter F. Brandhuber
President and Chief Executive Officer

Addax Petroleum Resources Nigeria Limited

By:	/s/ Leslie Blair
L. L. Blair
Director

For and on behalf of
Addax Petroleum Corporation

By:	/s/ Jean Claude Gandur
Jean Claude Gandur

ERHC Energy, Inc.

By:	/s/Walter F. Brandhuber
Walter F. Brandhuber
President and Chief Executive Officer

Addax Energy Nigeria Limited

By:	/s/ Leslie Blair
L. L. Blair
Director

Sinopec International Petroleum Exploration and Production Co. Nigeria Limited

By:	/s/ Ling Ming Xiang
Ling Ming Xiang
Managing Director

Signed by Addax Petroleum Corporation and Sinopec International Petroleum Exploration and Production Corporation only for the purposes of offering the provisions of Section [illegible].

For and on behalf of
Addax Petroleum Corporation

By:
Jean Claude Gandur

Sinopec International Petroleum Exploration and Production Corporation

By:	/s/ Zhou Báxíu
Zhou Báxíu